Exhibit 99.1
FOR IMMEDIATE RELEASE
Terremark Worldwide Reports Fourth Quarter,
Fiscal Year 2008 Results
•	Revenues for the quarter ended March 31, 2008 were $56.8 million, representing an 85% year-over-year increase and a 14% sequential increase; revenues for fiscal year 2008 were $187.4 million, representing an 86% increase over the previous fiscal year

•	EBITDA, as adjusted, for the fourth quarter was $13.5 million, representing a 152% year-over-year increase and a 20% sequential increase; EBITDA, as adjusted, for fiscal year 2008 was $39.2 million, representing a 141% increase over the prior fiscal year

•	Income from operations for the fourth quarter was $6.6 million, representing a 203% year-over-year increase and a 56% sequential increase

•	61 new customers were added in the fourth quarter, bringing the total number of customers to 983

•	Bookings were a record $29.6 million for the quarter ended March 31, 2008

•	The Company announced that it secured Computer Sciences Corporation (NYSE:CSC) as an anchor customer in its NAP of the Capital Region (NCR)

•	Driven by strong demand for Terremark’s infrastructure services at NCR, the Company has exceeded its goal of selling 20% of its first 50,000 sq. ft. data center prior to opening

•	Guidance for the full 2009 fiscal year, is raised to revenues between $255 million to $260 million and EBITDA, as adjusted, to range from $58 million to $60 million
MIAMI — June 2, 2008 — Terremark Worldwide, Inc. (NASDAQ:TMRK), a leading provider of managed IT infrastructure services, today reported its results for the quarter and fiscal year ended March 31, 2008. Terremark’s results for the quarter ended March 31, 2008 were in-line with previously announced guidance with EBITDA, as adjusted, of $13.5 million and revenues of $56.8 million.

“We are very pleased with fourth quarter and fiscal 2008 results, which reflect the continued strong demand for our world-class, carrier-neutral facilities combined with our full suite of managed services, including our Infinistructure utility computing platform,” said Manuel D. Medina, Chairman and CEO of Terremark. “We believe the strong momentum will continue into fiscal 2009 and we look forward to executing on our strategy.”
“We once again met or exceeded expectations across all of our growth metrics,” said Jose Segrera, Chief Financial Officer of Terremark. “As we look toward FY2009, we are pleased with the visibility into our business driven by our significant recurring revenues, strong bookings, the initial success of NCR, and our ability to successfully attract large enterprise customers.”
Q408 Financial Highlights
•	Total revenues for the quarter and fiscal year ended March 31, 2008 were $56.8 million and $187.4 million, respectively, in-line with previously announced guidance and representing increases of 14% compared to the third quarter of fiscal 2008 and 86% over the previous fiscal year, respectively.

•	EBITDA, as adjusted, for the quarter ended March 31, 2008 was $13.5 million, consistent with previously announced guidance. EBITDA, as adjusted, is defined as income from operations less depreciation, amortization, integration expenses, litigation settlement and share-based payments, including share-settled liabilities. EBITDA, as adjusted, should be considered in addition to, but not in lieu of, income from operations reported under generally accepted accounting principles (GAAP).

•	Income from operations for the fourth quarter was $6.6 million, representing a 203% year-over-year increase and a 56% sequential increase.

•	Gross profit margins, excluding depreciation and amortization, were 47% for the quarter and 46% for the fiscal year ended March 31, 2008.

•	Cross connects billed to customers increased to 6,830 as of March 31, 2008 from 6,578 the previous quarter and 5,594 a year earlier, representing increases of 4% and 22%, respectively. This increase continues to highlight the strong demand for Terremark’s network-neutral model.

•	Total colocation space utilization increased to 23.3% as of March 31, 2008 from 21.9% as of December 31, 2007. Utilization of built-out colocation space was 73.9% as of March 31, 2008, an increase from 69.4% as of December 31, 2007.

     Business Highlights
Sales and Marketing
•	During the quarter ended March 31, 2008, Terremark added 61 new customers, for a total of 983 customers at the end of the period.

•	Terremark booked $29.6 million of new annual contract value, which represents the twelfth straight quarter of strong bookings.

•	As part of its global branding effort, Terremark launched its redesigned corporate websites for markets in Europe and Latin America that integrates information on the Company’s innovative technology platform and comprehensive suite of IT infrastructure services with a unified message under the single worldwide Terremark brand name.
Facilities
•	The first 50,000-square-foot data center at Terremark’s NAP of the Capital Region is scheduled to open in June 2008. The Company has already secured Computer Sciences Corporation (CSC) as its anchor customer for the facility and it continues to have a strong pipeline of potential customers for the facility. Based on current customer contracts, the first facility is in excess of 20% sold.

•	The Company continues to move forward with the design development phase of the planned expansion of its facility in Silicon Valley. Construction is expected to begin in the second half of the 2009 fiscal year.
Business Outlook
•	For the first quarter of fiscal 2009, the Company expects revenues to range from $54.0 million to $56.0 million and EBITDA, as adjusted, to range from $10.5 million to $11.0 million. The revenue estimate includes approximately $4.0 million of non-recurring revenues.

•	For the 2009 fiscal year, guidance is raised to revenues between $255 million to $260 million up from a range of $250 million to $255 million and EBITDA, as adjusted, to range of $58 million to $60 million from a range of $55 million to $58 million.

The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the Company’s targets, not predictions of actual performance.
Conference Call Information
•	The Company will hold a conference call today, June 2, 2008 at 5:00 p.m. ET, to discuss all of the above.

•	To hear the conference call live, dial 866-314-5050 (domestic) or 617-213-8051 (international) five to ten minutes before the call and reference the passcode TMRK Call.

•	A simultaneous live Webcast of the call will be available on the Internet at http://www.terremark.com, under the Investor Relations heading.

•	A replay of the call will be available beginning on Monday, June 2, 2008 at 7:00 p.m. (ET) by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and providing the following replay code: 52293182. In addition, the Webcast will be available on the Company’s web site at http://www.terremark.com.
Additional information regarding the Company’s financial performance as of and for the quarter and fiscal year ended March 31, 2008 and a comparison to the quarter and fiscal year ended March 31, 2007 can be found on the attached balance sheet and statement of operations and in the Company’s Annual Report on Form 10-K.
About Terremark Worldwide, Inc.
Terremark Worldwide (NASDAQ:TMRK) is a leading global provider of IT infrastructure services delivered on the industry’s most robust and advanced technology platform. Leveraging data centers in the United States, Europe and Latin America with access to massive and diverse network connectivity, Terremark delivers government and enterprise customers a comprehensive suite of managed solutions including hosting, colocation, connectivity and security services. Terremark’s acclaimed Infinistructure™ utility computing architecture has redefined industry standards for scalable and flexible computing infrastructure and its DigitalOps® service platform combines end-to-end systems management workflow with a comprehensive customer portal. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, ability to cross-sell across an acquired customer base, ability to increase revenue yields within facilities, ability to refinance existing debt, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth, the successful integration of operations of acquired companies. Terremark does not assume any obligation to update these forward-looking statements.
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Non-GAAP Financial Measures
Terremark continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Terremark uses non-GAAP financial measures, such as EBITDA, as adjusted. In presenting these non-GAAP financial measures, Terremark excludes certain items that it believes are not good indicators of the Company’s current or future operating performance. These items are depreciation, amortization, integration expenses, litigation settlement and share-based payments, including share-settled liabilities.
Terremark intends to calculate the various non-GAAP financial measures in future periods on a basis consistent with its calculation of those measures for the three and twelve months ended March 31, 2008 and 2007 and the three months ended December 31, 2007, presented within this press release.
CONTACT:
Media Relations
Terremark Worldwide, Inc.
Xavier Gonzalez
305-860-7856
xgonzalez@terremark.com
Investor Relations
Terremark Worldwide, Inc.
Hunter Blankenbaker
305-860-7822
hblankenbaker@terremark.com

Terremark Worldwide, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,	March 31,
	2008	2007	2007
Assets

Current assets
Cash and cash equivalents	$96,989,932	$133,667,186	$105,090,779
Accounts receivable, net	44,048,075	32,311,286	23,586,471
Prepaid expenses and other current assets	11,109,555	8,769,214	8,533,616

Total current assets	152,147,562	174,747,686	137,210,866
Property and equipment, net	231,674,274	185,779,864	137,936,954
Debt issuance costs, net	9,869,503	10,313,198	5,898,355
Other assets	8,831,391	7,820,109	8,928,317
Intangibles, net	15,417,502	16,380,526	2,900,000
Goodwill	85,919,431	82,954,661	16,771,189

Total assets	$503,859,663	$477,996,044	$309,645,681

Liabilities and Stockholder’s Equity
Current liabilities
Current portion of debt and capital lease obligations	$2,999,741	$3,045,047	$2,221,677
Accounts payable and other current liabilities	57,947,054	37,101,729	33,415,886

Total current liabilities	60,946,795	40,146,776	35,637,563
Mortgage payable, less current portion	249,222,856	248,372,253	45,531,211
Convertible debt	86,284,017	85,562,769	69,914,065
Derivatives embedded within convertible debt, at estimated fair value	—	—	16,796,865
Notes payable, less current portion	—	—	42,279,711
Deferred rent and other liabilities	9,729,736	7,226,270	5,245,487
Deferred revenue	7,154,424	6,607,588	4,742,258

Total liabilities	413,337,828	387,915,656	220,147,160

Commitments and contingencies	—	—	—

Stockholders’ equity
Series I convertible preferred stock	1	1	1
Common stock	59,172	58,601	55,813
Common stock warrants	11,216,638	11,216,638	12,596,638
Additional paid-in capital	420,550,532	417,802,637	377,138,006
Accumulated deficit	(342,425,836)	(339,958,933)	(300,197,561)
Accumulated other comprehensive income	1,169,241	1,068,230	89,991
Note receivable	(47,913)	(106,786)	(184,367)

Total stockholders’ equity	90,521,835	90,080,388	89,498,521

Total liabilities and stockholders’ equity	$503,859,663	$477,996,044	$309,645,681

Terremark Worldwide, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Revenues	$56,841,162	$49,963,582	$30,692,010
Expenses
Cost of revenues, excluding depreciation and amortization	30,276,082	26,358,297	17,469,747
General and administrative	8,778,294	8,634,422	5,042,472
Sales and marketing	5,927,250	5,626,935	3,087,560
Depreciation and amortization	5,242,710	5,095,586	2,906,187

Operating expenses	50,224,336	45,715,240	28,505,966

Income from operations	6,616,826	4,248,342	2,186,044

Other (expenses) income
Change in fair value of derivatives	(2,530,812)	(180,257)	1,044,391
Interest expense	(7,445,517)	(9,153,055)	(7,816,578)
Interest income	1,195,978	1,718,353	406,358

Total other expenses	(8,780,351)	(7,614,959)	(6,365,829)

Loss before income taxes	(2,163,525)	(3,366,617)	(4,179,785)
Income taxes	302,662	123,877	81,981

Net loss	(2,466,187)	(3,490,494)	(4,261,766)
Preferred dividend	(195,250)	(195,250)	(188,650)

Net loss attributable to common stockholders	$(2,661,437)	$(3,685,744)	$(4,450,417)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.06)	$(0.10)

Weighted average common shares outstanding — basic and diluted	59,046,281	58,580,893	45,289,883

Reconciliation of Income from Operations to EBITDA, as adjusted:
Income from operations	6,616,826	4,248,342	2,186,044
Depreciation and amortization	5,242,710	5,095,586	2,906,187
Integration expenses	170,895	355,384	—
Litigation settlement costs	102,282	540,000	—
Share-based payments, including share-settled liabilities	1,379,804	1,028,199	265,680

EBITDA, as adjusted	$13,512,517	$11,267,511	$5,357,911

Calculation of Gross Profit Margin:
Revenues	56,841,162	49,963,582	30,692,010
Less:
Cost of revenues, excluding depreciation and amortization	30,276,082	26,358,297	17,469,747

Gross profit	$26,565,080	$23,605,285	$13,222,263

Gross Profit Margin as a % of revenues	47%	47%	43%

Terremark Worldwide, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Twelve Months Ended
	March 31,	March 31,
	2008	2007
Revenues	$187,413,799	$100,948,181
Expenses
Cost of revenues, excluding depreciation and amortization	100,886,124	56,902,374
General and administrative	32,266,578	17,613,604
Sales and marketing	20,886,849	11,440,703
Depreciation and amortization	18,685,257	11,010,862

Operating expenses	172,724,808	96,967,543

Income from operations	14,688,991	3,980,638

Other (expenses) income
Change in fair value of derivatives	(1,106,625)	8,276,712
Interest expense	(32,105,034)	(28,214,563)
Interest income	5,230,434	1,222,028
Loss on early extinguishment of debt	(26,949,577)	—
Other financing charges	(1,173,079)	—

Total other expenses	(56,103,881)	(18,715,823)

Loss before income taxes	(41,414,890)	(14,735,185)
Income taxes	813,385	216,981

Net loss	(42,228,275)	(14,952,166)
Preferred dividend	(794,063)	(676,150)

Net loss attributable to common stockholders	$(43,022,338)	$(15,628,316)

Net loss per common share:
Basic	$(0.74)	$(0.35)

Diluted	$(0.74)	$(0.36)

Weighted average common shares outstanding — basic	58,134,269	44,151,259

Weighted average common shares outstanding — diluted	58,134,269	44,267,041

Reconciliation of Income from Operations to EBITDA, as adjusted:
Income from operations	14,688,991	3,980,638
Depreciation and amortization	18,685,257	11,010,862
Integration expenses	1,175,375	—
Litigation settlement costs	642,282	—
Share-based payments, including share-settled liabilities	3,962,657	1,284,347

EBITDA, as adjusted	$39,154,562	$16,275,847

Calculation of Gross Profit Margin:
Revenues	187,413,799	100,948,181
Less:
Cost of revenues, excluding depreciation and amortization	100,886,124	56,902,374

Gross profit	$86,527,675	$44,045,807

Gross Profit Margin as a % of revenues	46%	44%